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                                                                    Exhibit 99.3


                     BENTON LIQUIDATING TRUST AGREEMENT

     This Benton Liquidating Trust Agreement ("Trust Agreement") is entered into as of August 29, 1997, between Oren Lee Benton (the "Debtor") and David J. Beckman, ("Liquidating Trustee").


                                  RECITALS

     a. On February 23, 1995, the Debtor filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado, which case is jointly administered under Case No. 95-11642-CEM.

     b. On February 21, 1997, the Official Creditors' Committee of CSI Enterprises, Inc. and Jointly-Administered Debtor (the "Committee") as Proponent and Oren L. Benton, as Co-Proponent, filed a Modified First Amended Plan of Reorganization for the Jointly Administered Debtor (the "Plan"). The Bankruptcy Court entered its Confirmation Order confirming the Plan on August 18, 1997.

     c. The Plan provides for the creation of a Liquidating Trust to hold the Debtor's Assets (except as may otherwise be provided under the Plan), in trust for the benefit of all Holders of Allowed Claims pursuant to the terms of the Plan and this Trust Agreement. This Trust Agreement is executed in order to establish the Liquidating Trust and to facilitate implementation of the Plan.


                                 ARTICLE I.
                                 DEFINITIONS

     1.1 TERMS DEFINED HEREIN. As used in this Trust Agreement, all capitalized terms defined herein shall have the meanings attributed to them as set forth herein.

     1.2  BENEFICIARIES shall mean all Holders of Allowed Claims.

     1.3 OTHER DEFINED TERMS. Terms defined in the Plan, and not otherwise specifically defined herein, shall, when used herein, have the meanings attributed to them in the Plan. Terms defined in the Bankruptcy Code, and not otherwise specifically defined in the Plan or herein, shall, when used herein, have the meanings attributed to them in the Bankruptcy Code.




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                                 ARTICLE II.
                        CREATION OF LIQUIDATING TRUST

     2.1 DECLARATION OF TRUST. For good and valuable consideration, the receipt whereof is hereby acknowledged by the undersigned, and pursuant to the terms of the Plan, the Debtor executes this Trust Agreement and, subject to the provisions of Section 2.2 below, irrevocably transfers, absolutely assigns, conveys, sets over, and delivers to the Liquidating Trustee, and his successors and assigns, all right, title and interest of the Debtor in and to the Assets in trust to and for the benefit of the Beneficiaries for the uses and purposes stated herein and in the Plan, except as may otherwise be specifically provided by the Plan.

     2.2 TRANSFER OF ASSETS. Transfer of the Debtor's Assets to the Liquidating Trust pursuant to and in accordance with the Plan, shall be deemed a transfer to and for the benefit of the Beneficiaries followed by a deemed transfer by the Beneficiaries to the Liquidating Trust to hold in trust for the benefit of the Beneficiaries, except as otherwise provided in the Plan or this Trust Agreement. The Beneficiaries shall be treated as the grantors and deemed owners of the Liquidating Trust. Except as otherwise provided by the Plan or this Trust Agreement, upon the Effective Date of the Plan, title to the Assets shall pass to the Liquidating Trust free and clear of all Claims and Interests, in accordance with Section 1141 of the Bankruptcy Code, except for Liens on the Assets held by Holders of Allowed Secured Claims (including Claims which become Allowed Claims after the Effective Date). The Liquidating Trustee shall cause a valuation to be made of the Assets and that valuation shall be used by the Liquidating Trustee and the Beneficiaries for all federal income tax purposes but shall not be binding on the Liquidating Trustee in regards to the
liquidation of the Assets.   The Liquidating Trust shall not be permitted to
receive or retain cash or cash equivalents in excess of a reasonable amount to meet Distributions and establish the reserves as provided herein and the Plan or to maintain the value of the Assets during liquidation.

     2.3 PURPOSE OF LIQUIDATING TRUST. The Liquidating Trust is created to serve as a vehicle for the maintenance and preservation of the Assets for the primary purpose of liquidating the Assets, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. In selling the Assets, or otherwise monetizing them, the Liquidating Trustee shall use his best efforts, within a reasonable time frame, to maximize the amount of Liquidation Proceeds derived therefrom.

     2.4 OVERSIGHT COMMITTEE. As provided in the Plan, an Oversight Committee shall be established and shall have the authority and responsibility to supervise and review the activities and performance of the Liquidating
Trustee, and shall have the authority to remove and replace the Liquidating Trustee pursuant to this Trust Agreement and the Plan. The Oversight Committee shall have such further authority as may be specifically granted or necessarily implied by the Plan. The Liquidating Trustee shall seek to accomplish the sale or monetization of the Assets within a reasonable period of time to avoid undue delay in Distribution to the Beneficiaries. The Liquidating Trustee shall consult with the Oversight Committee on an ongoing basis to develop strategies for Asset disposition.


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                                ARTICLE III.
                         LIQUIDATING TRUSTEE ACCEPTANCE

     3.1 ACCEPTANCE OF LIQUIDATING TRUST. The Liquidating Trustee accepts the Liquidating Trust imposed by this Trust Agreement and the Plan, and agrees to perform upon and subject to the terms and conditions set forth herein and in the Plan.

     3.2 NAME OF TRUST. The Liquidating Trust established hereby shall bear the name "Benton Liquidating Trust". In connection with the exercise of his powers, authorities and duties as Liquidating Trustee, the Liquidating Trustee may use such name or such variation thereon as he sees fit, or may use his own name, as Liquidating Trustee.


                                 ARTICLE IV.
              RIGHTS, POWERS AND DUTIES OF LIQUIDATING TRUSTEE

     4.1 STATUS OF LIQUIDATING TRUSTEE. On the Effective Date of the Plan, the Liquidating Trustee shall be the representative of the Estates as that term is used in 11 U.S.C. Section 1123(b)(3)(B) and shall have the rights and powers provided for in the Bankruptcy Code in addition to any rights and powers granted in this Trust Agreement and in the Plan. The Liquidating Trustee shall be the successor-in-interest to the Debtor and the Committee with respect to any Avoidance Action or any other Action commenced by the Debtor or the Committee prior to the Confirmation Date and shall be deemed substituted for the same as the party in such litigation. All such Avoidance Actions, Actions, and other actions and any and all other claims, rights or interests constituting Assets, shall be preserved, retained and enforced by the Liquidating Trustee as the representative of the Estates pursuant to 11 U.S.C.
Section 1123(b)(3)(B). The Liquidating Trustee shall be a party-in-interest as to all matters over which the Court has jurisdiction.

     4.2 AUTHORITY. Subject to any limitations contained in, or as otherwise provided by, this Trust Agreement or in the Plan, the Liquidating Trustee shall have the following powers, authorities and duties, by way of the illustration and not of limitation:

          (a) Manage, sell and convert all or any portion of the Assets to Cash and distribute the Net Distributable Proceeds as specified in the Plan;

          (b) Release, convey or assign any right, title or interest in or about the Assets or any portion thereof;

          (c) Pay and discharge any costs, expenses, professional fees or obligations deemed necessary to preserve or enhance the value of the Assets, discharge duties under the Plan or perform the purpose of the Plan and this Trust Agreement;



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          (d)  Open and maintain bank accounts and deposit funds, draw checks and make disbursements in accordance with the Plan and this Trust Agreement;

          (e) Except as otherwise provided in the Plan and this Trust Agreement, engage and have such attorneys, accountants, engineers, agents, tax specialists, financial advisors, appraisers, investment bankers, other professionals, and clerical and stenographic assistance as may, in the discretion of the Liquidating Trustee, be deemed necessary;

          (f)  Sue and be sued and file or pursue objections to Claims;

          (g) Enforce, waive or release rights, privileges or immunities of any kind;

          (h) Vote any share or shares of stock and otherwise exercise the rights appurtenant to ownership of such stock;

          (i) In general, without in any manner limiting any of the foregoing, or the following, deal with the Assets or any part or parts thereof in all other ways as would be lawful for any person owning the same to deal therewith, provided, however, that the investment powers of the Liquidating Trustee, other than those reasonably necessary to maintain the value of the assets of the Liquidating Trust and to further the liquidating purpose of the trust, are limited to the power to invest in demand and time deposits, such as short-term certificates of deposit, in banks and other savings institutions, or other temporary, liquid investments, such as United States Treasury Bills;

          (j)  Institute or continue litigation, including Avoidance
               Actions, which were or otherwise could have been brought by the Debtor or Creditors' Committee on behalf of the Estate, and prosecute or defend all litigation or appeals on behalf of the Estate and, when appropriate, settle such actions and claims with the approval of the Court after hearing on notice, provided that without the prior consent of the Oversight Committee, the Liquidating Trustee shall not enter into any settlement of any Claim that results in an Allowed Claim of $100,000 or more;

          (k) Obtain and pay for insurance coverage relative to the proper performance of his duties under the Plan and this Trust Agreement, and to indemnification for himself and others provided for in the Plan, and this Trust Agreement;

          (l) At the appropriate time, ask the Court to enter the Final Decree; and



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          (m)  Without limitation, do any and all things necessary to accomplish the purposes of the Plan and this Trust Agreement.

     4.3  SEPARATE TRUST FUNDS.  After giving effect to the provisions of
Section 6.1 of the Plan, the Assets for each Debtor Estate shall be held by the Liquidating Trustee in separate and segregated Trust Funds for the benefit of the Creditors of such Debtor, all of which in the aggregate constitute the Liquidating Trust.

     4.4 EXPENSES. The Liquidating Trustee is authorized to pay obligations or expenses of, or relating to, the Assets, or to Claims against the Estate, only when the Liquidating Trustee, in his reasonable discretion, deems it to be in the best interests of the Holders of Allowed General Unsecured Claims or necessary to effectuate the Plan. Expenses and Claims shall be paid only by the Trust Fund which incurred the expense or liability. In the event the expense or liability cannot be clearly allocated to one Trust Fund, the Liquidating Trustee, in consultation with the Oversight Committee, shall make an equitable allocation including such allocation to, or on behalf of the Energy Fuels Trust Funds as is appropriate.

     4.5 PAYMENT OF ENERGY FUELS SUBSIDIARY CREDITOR CLAIMS. Prior to making any Distribution, or payments to Holders of Administrative Claims, the Liquidating Trustee shall pay all Energy Fuels Subsidiary Creditor Claims, unless such Claim was assumed by the Purchaser and/or constitutes a Permitted Encumbrance under the Plan. In the exercise of reasonable business judgement, the Liquidating Trustee may also establish the Energy Fuels Subsidiary Creditor Reserve; provided, however, that nothing in the Plan or this Trust Agreement shall prevent the Liquidating Trustee from seeking an order from the Court, after Notice and Hearing, approving the amount of the Energy Fuels Subsidiary Creditors Reserve after which all rights of Energy Fuels Subsidiary Creditors shall be limited solely against such reserve in accordance with the Plan.

     4.6 DISTRIBUTIONS. The Liquidating Trustee shall make Distributions pursuant to and in accordance with the Plan. The Liquidating Trustee may affect such Distributions by causing one or more of Debtor's Affiliates to make such Distributions directly to the Beneficiaries, if the Liquidating Trustee deems such approach to be in the best interest of Creditors.

     4.7 STATEMENTS. The Liquidating Trustee shall deliver each member of the Oversight Committee a statement within ten (10) Business Days after the end of each calendar quarter showing (i) all receipts and disbursements of the Liquidating Trust (including each of the Reserves) during such quarter, and
(ii) the amount of (A) Available Cash and (B) each of the Reserves, in each case at the beginning and end of such quarter, such statement to be certified by the Liquidating Trustee as being true and accurate in all material respects. To the extent practical, the statements shall provide separate information for each Trust Fund.

     4.8  TAX RETURNS/TAX MATTERS.

          (a) The Liquidating Trustee shall file all tax returns and other filing with governmental authorities on behalf of the Liquidating Trust and the assets


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               it holds, including tax returns for the Liquidating Trust as a grantor trust pursuant to Section 1.671-4(a) of the United States Income Tax Regulations. The Liquidating Trustee shall provide such information to the Beneficiaries as will enable them to properly file their separate tax returns and withhold and pay over any amounts required by tax law.

          (b) The Liquidating Trustee is authorized to act as agent for the Estate in withholding or paying over any amounts required by law (including tax law) to be withheld or paid by the Estate in connection with the transfer and assignment of the Assets to the Liquidating Trust pursuant to the Plan.

          (c) Except as otherwise set forth in this Trust Agreement or the Plan, any items of income, deduction, credit, or loss of the Trust shall be allocated for federal income tax purposes among the Beneficiaries pro rata on the basis of their beneficial interests; provided, however, that to the extent that any item of income cannot be allocated in the taxable year in which it arises, the Trust shall pay the federal, state and local taxes attributable to such income (net of related deductions) and the amount of such taxes shall be treated as having been received by, and paid on behalf of the Beneficiaries when such allocations are made.

     4.9 ENGAGEMENT OF PROFESSIONALS. The Liquidating Trustee shall obtain the approval of the Oversight Committee prior to retention and engagement of any professional. Such approval shall not be unreasonably delayed or withheld.
The fees and expenses of such professionals shall be paid from the Operating Reserve as provided in the Plan.

     4.10 ESTABLISHMENT OF RESERVES. The Liquidating Trustee shall establish, on the Effective Date of the Plan, or as soon thereafter as is practicable, out of the Effective Date Cash, the Operating Reserve, the Professional Fee Application Reserve, and the Disputed Senior Claims Reserve in accordance with and pursuant to the terms of the Plan. The Liquidating Trustee may also establish the Energy Fuels Subsidiary Creditor Reserve pursuant to and in accordance with the Plan.

     4.11 WITHHOLDING TAXES. The Liquidating Trustee shall be entitled to deduct any federal or state withholding taxes from any payments made with respect to Allowed Claims, as appropriate, and shall otherwise comply with
Section 346 of the Bankruptcy Code.

     4.12 RESOLVING DISPUTED CLAIMS. After the Effective Date, objections to Claims shall be made, and objections to Claims made previous thereto shall be pursued, only by the Liquidating Trustee, in consultation with the Oversight Committee in accordance with and pursuant to the terms of the Plan. Any objections made by the Liquidating Trustee shall be served and filed not later than 180 days after the Effective Date of the Plan; provided that, such period may be extended by order of the Court for good cause shown. After the Effective Date, the Liquidating Trustee, with the approval of the Oversight Committee, may settle any Class 4 Claim where the proposed Allowed Amount is to be less than $100,000 without Notice and a


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Hearing and without an order of the Court.  All other settlements shall be subject to Notice and a Hearing and a Final Order of the Court approving the settlement. Ten days notice (plus three days if service is made by first class mail) shall be adequate for any Claims settlement.

     4.13 ABANDONMENT. With the prior consent of the Oversight Committee, and pursuant to the Plan, the Liquidating Trustee may abandon, on notice to such parties as are entitled to the same, any property which he determines in his reasonable discretion to be of de minimis value to the Liquidating Trust, including any pending adversary proceeding or other legal action commenced or commenceable by the Liquidating Trust.

     4.14 APPOINTMENT AS ATTORNEY-IN-FACT. To assure that all instruments of transfer and other documents are duly executed on behalf of the Estate, in the event the Debtor fails to cooperate, the Liquidating Trustee shall, on the Effective Date of the Plan, be deemed by operation of law and the Confirmation Order and without the need for any action by Benton or any other person affiliated with the Debtor or any officer or director of such Persons or Entities, to hold an irrevocable power-of-attorney on behalf of the Estate with respect to the Estate and all Assets therein.

     4.15 EXECUTORY CONTRACTS AND UNEXPIRED LEASES. The Liquidating Trustee shall assume, assume and assign, or reject executory contracts and unexpired leases, including but not limited to the Uranium Contracts, pursuant to and in accordance with the Plan.

     4.16 CORPORATE OFFICERS. For any Affiliate, other than an individual, which is controlled by a Debtor and which is not a Debtor, the officers, directors, or other persons with authority to act on behalf thereof shall, pursuant to the Plan, continue on and after the Effective Date to hold such office and to exercise such authority; provided that the Liquidating Trustee may terminate such officers, directors, or other Persons with authority in his sole discretion and may designate others to fill such positions and exercise all authority on behalf of such Affiliate.

     4.17 FURTHER AUTHORIZATION. The Liquidating Trustee and the Oversight Committee shall be entitled to seek such orders, judgements, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan and this Trust Agreement.

     4.18 PREPARATION OF ESTATE RETURNS.   Pursuant to and in accordance
with the Plan, the Liquidating Trustee shall be responsible for all tax matters of the Estate, including, but not limited to, the filing of all tax returns and other filing with governmental authorities on behalf of the Estate for time periods ending on or before the Final Tax Day, the filing of determination requests under Section 505(b) of the Bankruptcy Code, and responding to any tax audits of the Estate.


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                                 ARTICLE V.
                           THE LIQUIDATING TRUSTEE

     5.1 GENERAL INDEMNIFICATION. The Liquidating Trust shall indemnify and hold harmless any Person or Entity who was, or is, a party, or is threatened to be made a party, to any pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person or Entity is or was the Liquidating Trustee or a member of the Oversight Committee, or an agent, attorney, accountant or other professional for the Liquidating Trustee or the Oversight Committee, against all costs, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such entity in connection with such action, suit or proceeding, or the defense or settlement of any claim, issue or matter therein, to the fullest extent, except to the extent such liability is determined to be the result of willful misconduct or gross negligence. Costs or expenses incurred by any such entity in defending any such action, suit or proceeding may be paid by the Liquidating Trust in advance of the institution or final disposition of such action, suit or proceeding, if authorized by the Liquidating Trustee and the Oversight Committee. The Liquidating Trustee may in his discretion purchase and maintain insurance on behalf of any Person or Entity who is or was a beneficiary of this provision.

     5.2 NO RECOURSE. Except as provided in the Plan and this Trust Agreement, no recourse shall ever be had, directly or indirectly, against the Liquidating Trustee personally, or against any agent, attorney, accountant or other professional for the Liquidating Trustee, by legal or equitable proceedings, or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Trustee under the Plan, this Trust Agreement, or by reason of the creation of any indebtedness by the Liquidating Trustee under the Plan or this Trust Agreement for any purpose authorized by the Plan or this Trust Agreement, it being expressly understood and agreed that all such liabilities, covenants, and agreements shall be enforceable only against and be satisfied only out of the Assets or such part thereof as shall under the terms of any such agreement be liable therefor or shall be evidence only of a right of payment out of the Assets.

     5.3 LIMITED LIABILITY. The Liquidating Trustee shall not be liable for any act he may do or omit to do while acting in good faith in the exercise of his best judgment, and the fact that such act or omission was advised by an authorized attorney for the Liquidating Trustee, shall be evidence of such good faith and best judgment; nor shall the Liquidating Trustee be liable in any event, except to the extent determined to be the result of his own gross negligence or willful misconduct.

     5.4 NO LIABILITY FOR ACTS OF PREDECESSOR. No successor Liquidating Trustee shall be in any way responsible for the acts or omissions of any Liquidating Trustee in office prior to the date on which such Person or Entity becomes the Liquidating Trustee, nor shall he be obligated to inquire into the validity or propriety of any such act or omission unless such successor Liquidating Trustee expressly assumes such responsibility. Any successor Liquidating Trustee shall be entitled to accept as conclusive any final accounting and statement of Liquidating Trust Assets furnished to such successor Liquidating Trustee by such predecessor Liquidating Trustee


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and shall further be responsible only for those Liquidating Trust Assets included in such statement.

     5.5 NO IMPLIED OBLIGATIONS. No other or further covenants or obligations shall be implied into this Trust Agreement. The Liquidating Trustee shall not be responsible in any manner whatsoever for the correctness of any recital, statement, representation, or warranty herein, or in any documents or instrument evidencing or otherwise constituting a part of the Liquidating Trust Assets.

     5.6 RESIGNATION OR REMOVAL. The Liquidating Trustee may resign at any time by giving at least thirty (30) days' written notice to the members of the Oversight Committee, provided that the Liquidating Trustee shall continue to serve until the appointment of the successor Trustee is effective. If the Oversight Committee at any time desires to terminate the appointment of the Liquidating Trustee, the Oversight Committee may do so by written instrument addressed to the Liquidating Trustee. In case of the resignation, removal or death of the Liquidating Trustee, a successor shall thereupon be appointed by the Oversight Committee pursuant to and in accordance with the provisions of the Plan.

     5.7 COMPENSATION. The Liquidating Trustee shall be compensated for services in the administration of the Liquidating Trust in an amount and upon any reasonable terms agreed upon between The Liquidating Trustee and the Oversight Committee, without the approval of the Court. The compensation of the Liquidating Trustee shall be equitably allocated by the Liquidating Trustee, in consultation with the Oversight Committee, to the Trust Funds.


                                 ARTICLE VI.
                                 TERMINATION

     The Liquidating Trust shall terminate at such time as the Assets have been sold or distributed and claims pursued or abandoned pursuant to and in accordance with the Plan and this Trust Agreement, but in any event, no later than five (5) years from the date first written above, provided, that if warranted by the facts and circumstances, and subject to the approval by the Court upon a finding that the extension is necessary to the liquidating purpose of the Liquidating Trust, the term may be extended for a finite term based on the particular facts and circumstances. Each such extension must be approved by the Court within six months of the beginning of the extended term.


                                ARTICLE VII.
                                MISCELLANEOUS

     7.1 NOTICES. All notices, requests or other communications required or permitted to be made in accordance with this Trust Agreement and the Plan, shall be in writing and shall be delivered personally or by telex or other telegraphic means or mailed by first class mail to the address set forth on the signature line of such party with a copy to Carl A. Eklund and


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James L. Huemoeller, LeBoeuf, Lamb, Greene & MacRae, L.L.P., 633 Seventeenth
Street, Suite 2000, Denver, Colorado, 80202.

     7.2 EFFECTIVENESS. This Trust Agreement shall become effective upon the Effective Date of the Plan.

     7.3 COUNTERPARTS. This Trust Agreement may be executed in one or more counterparts, all of which shall be taken together to constitute one and the same instrument.

     7.4 GOVERNING LAW. Except to the extent the Bankruptcy Code or the Bankruptcy Rules are applicable, this Trust Agreement shall be governed by, construed under and interpreted in accordance with, the laws of the State of Colorado.

     7.5 HEADINGS. Sections, subheadings and other headings used in this Trust Agreement are for convenience only and shall not limit or otherwise affect the meaning and construction of this Trust Agreement.

     7.6 SEVERABILITY. Any provision of this Trust Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

     7.7 ENTIRE AGREEMENT. This Trust Agreement (including the Recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Trust Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Trust Agreement.

     7.8  EFFECT OF DEATH, INCAPACITY OR BANKRUPTCY OF BENEFICIARY.   The Death,
incapacity or bankruptcy of a Beneficiary during the terms of this Trust Agreement shall not operate to terminate the Trust Agreement, nor shall it entitle the representatives or creditors of the deceased Beneficiary to an accounting, or to take any action in the courts or elsewhere for the distribution of the Assets or for a partition thereof, nor shall it otherwise affect the rights and obligations of any Beneficiary.

     7.9 EFFECT OF TRUST ON THIRD PARTIES. There is no obligation on the part of any purchaser or purchasers from the Liquidating Trustee or any agent of the Liquidating Trustee, or on the part of any other persons dealing with the Liquidating Trustee or any agent of the Liquidating Trustee, to see to the application of the purchase money or other consideration passing to the Liquidating Trustee or any agent of the Liquidating Trustee, or to inquire into the


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validity, expediency or propriety of any such transaction by the Liquidating
Trustee or any agent of the Liquidating Trustee.

     7.10 WAIVER. No failure or delay of any party to exercise any right or remedy pursuant to this Trust Agreement shall affect such right or remedy or constitute a waiver by such party of any right or remedy pursuant thereto. Resort to one form of remedy shall not constitute a waiver of alternative remedies.

     7.11 RELATIONSHIP CREATED. The only relationship created by this Trust Agreement is the relationship between the Liquidating Trustee and the Beneficiaries. No other relationship or liability is created. Nothing contained in this Trust Agreement shall be construed so as to construe the Beneficiaries or their successors-in-interest as creating an association, partnership, or joint venture of any kind.

     7.12 TAX IDENTIFICATION NUMBERS. The Liquidating Trustee may require any Beneficiary to furnish to the Liquidating Trustee, its employer or tax payer identification number as assigned by the Internal Revenue Service and the Liquidating Trustee may condition any distribution to any Beneficiary upon receipt of such identification number.

     7.13 AMENDMENT OF TRUST AGREEMENT. This Trust Agreement may be amended, modified or altered only upon approval of the Oversight Committee.

     IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement or caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first written above.


LIQUIDATING TRUSTEE:


By:
   --------------------------------
     David J. Beckman


   --------------------------------
     [Address]


   --------------------------------



-----------------------------------
Oren Lee Benton



-----------------------------------
[Address]


-----------------------------------


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